                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                        Nine Months Ended
                                                          September 30,
                                                        2002          2001
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $374,999      $281,629
  Interest expense                                     407,580       477,834
  Implicit interest in rents                            13,212        12,583

Total earnings                                        $795,791      $772,046


Fixed charges:
  Interest expense                                    $407,580      $477,834
  Implicit interest in rents                            13,212        12,583

Total fixed charges                                   $420,792      $490,417


Ratio of earnings to fixed charges                        1.89          1.57